As filed with the Securities and Exchange Commission
                                 on September 10, 1997
                              Registration No. 333-26897
            =============================================================

                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.  20549

                                       FORM S-8

                             REGISTRATION STATEMENT UNDER
                              THE SECURITIES ACT OF 1933

                             FSC SEMICONDUCTOR CORPORATION
                  (Exact Name of Issuer as specified in its charter)

                 Delaware                           04-3363001
            (State or other jurisdiction of        (IRS Employer
            incorporation or organization)      Identification No.)

            333 Western Avenue
            Mail Stop 01-00
            South Portland, Maine                         04106
            (Address of Principal Executive             (Zip Code)
            Offices)

                                   STOCK OPTION PLAN
                               (Full title of the plan)

                                   David J. Champoux
                                     Pierce Atwood
                                  One Monument Square
                                Portland, Maine  04101
                        (Name and address of agent for service)

                                    (207) 791-1100
             (Telephone number, including area code, of agent for service)
            ==============================================================

                            CALCULATION OF REGISTRATION FEE

                                Proposed         Proposed
Title of                        maximum          minimum          Amount of
Securities to   Amount to       offering price   aggregate        registration
be registered   be registered   per share        offering price   fee


Class A           821,000         $.50<F1>          $.50<F1>        $124.40
Common            shares
Stock,
par value
$.01 per share

            [FN]
            <F1> Estimated solely for the purpose of calculating the
            registration fee, and based upon the exercise price of the options granted to date (and the fact that book value of such shares is negative at present), in accordance with Rules 457(c) and 457(h) of the Securities Act of 1933.

            PART I.   INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                      The information required by Part I is included in
            documents sent or given to participants in the Registrant's Stock Option Plan pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act").

            PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

            Item 3.  Incorporation of Certain Documents by Reference

                 The following documents, which are filed with the
            Securities and Exchange Commission (the "Commission"), are incorporated in this Registration Statement by reference:

                      (1) The Registrant's latest annual report filed
               pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                      (2) All other reports filed pursuant to Sections
               13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above.

            All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares of Class A Common Stock offered hereby have been sold or which deregisters all shares of Class A Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents.

            Item 4.  Description of Securities

                 The Registrant's authorized capital stock consists of
            30,000,000 shares of Class A Common Stock, $.01 par value ("Common Stock"), 30,000,000 shares of Class B Common Stock, $.01 par value ("Class B Common Stock") and 70,000 shares of 12% Series A Cumulative Compounding Preferred Stock ("Preferred Stock"), $1,000 per share stated value.

                 Dividends may be paid to the holders of the Common Stock
            and Class B Common Stock when and if declared by the Board of Directors out of funds legally available therefor, and after payment of cumulative dividends on outstanding Preferred Stock, if any. Under the terms of its existing indebtedness, the Registrant and its subsidiaries are subject to substantial restrictions on their ability to pay dividends on Common Stock and Class B Common Stock, and management does not anticipate any such dividend payments in the foreseeable future. Also, the Registrant may not pay any dividend upon (except for a dividend payable in Junior Stock, as defined below), or redeem or otherwise acquire shares of, capital stock junior to the


            Preferred Stock (including the Common Stock and Class B Common Stock) ("Junior Stock") unless all cumulative dividends on the Preferred Stock have been paid in full. Upon liquidation, dissolution or winding up of the Registrant, holders of Preferred Stock will be entitled to receive out of the legally available assets of the Registrant, before any amount shall be paid to holders of Junior Stock, an amount equal to $1,000 per share of Preferred Stock, plus all accrued and unpaid dividends to the date of final distribution. If such available assets are insufficient to pay the holders of the outstanding shares of Preferred Stock in full, such assets, or the proceeds thereof, will be distributed ratably among such holders.

                 Under the Certificate of Incorporation of the Registrant,
            a holder of Common Stock or Class B Common Stock may convert any or all of his shares into an equal number of shares of the other class of common stock; provided that in the case of a conversion from Class B Common Stock, which is nonvoting, into Common Stock, which is voting, the holder of shares to be converted would be permitted under applicable law to hold the total number of shares of Common Stock which would be held after giving effect to the conversion.

                 The Common Stock and the Class B Common Stock are not
            entitled to any preemptive or other subscription rights and do not have any redemption or sinking fund provisions. Holders of Common Stock are entitled to one vote per share held of record on all matters submitted to a vote of stockholders. Except as required by law, the holders of Class B Common Stock will have no voting rights. Voting in the election of directors is not cumulative. Holders of Preferred Stock have limited voting rights.

                 Upon liquidation, the holders of Common Stock and Class B
            Common Stock are entitled to share ratably in the entire net assets of the Registrant remaining available for distribution to stockholders after payment of all amounts payable on liquidation in respect of outstanding shares of Preferred Stock, if any. All outstanding shares of Common Stock and Class B Common Stock are, and the shares offered hereby will be, validly issued, fully paid and nonassessable.

                 The persons and entities who become stockholders of the
            Registrant in connection with its formation are parties to a Securities Purchase and Holders Agreement (the "Stockholders' Agreement") containing certain agreements among such stockholders with respect to the capital stock and corporate governance of the Registrant. The following is a summary description of the principal terms of the Stockholders' Agreement, a copy of which is available upon request to the Registrant.

                 Pursuant to the Stockholders' Agreement, the Board of
            Directors of the Registrant will be composed at all times of seven directors as follows: Kirk P. Pond (so long as he continues to own shares of Common Stock, Class B Common Stock or Preferred Stock); Joseph R. Martin (so long as he continues to own shares of Common Stock, Class B Common Stock or Preferred Stock); the President of the Registrant if either of Messrs. Pond or Martin is no longer serving on the Board of Directors; if National Semiconductor Corporation so chooses, so long as National Semiconductor Corporation continues to own



            shares of Common Stock or Preferred Stock, one individual designated by National Semiconductor Corporation, provided that such person shall initially be either Brian L. Halla or Donald Macleod (until the earlier of March 11, 1999 or the date upon which such person ceases to be an executive officer of National Semiconductor Corporation) and thereafter shall be an executive officer of National Semiconductor Corporation reasonably acceptable to the remaining directors; two individuals designated by Sterling Capital Holdings, LLC ("Sterling"); and the remaining directors such independent directors as shall be designated by Sterling (to the extent permitted by applicable law as determined by Sterling in its sole discretion), subject to the right of the Chief Executive Officer of the Registrant to veto the election of any such independent director, provided, that in the event that Sterling concludes that it is unable to designate, or elects not to designate for any reason, one or more of such independent directors or the election of any such independent director is not approved by the holders of a majority of the outstanding shares of Common Stock, such directorship(s) shall not be filled by the remaining members of the Registrant's Board of Directors but shall remain vacant until the election of a director designated by Sterling to fill such vacancy in accordance with the Stockholders' Agreement.

                 The Stockholders' Agreement contains certain provisions
            which, with certain exceptions, restrict the ability of the parties thereto to transfer any Common Stock, Class B Common Stock or Preferred Stock except pursuant to the terms of the Stockholders' Agreement. If holders of more than 50% of the Common Stock and Class B Common Stock (voting together) approve the sale of the Registrant (an "Approved Sale"), each of such parties has agreed to consent to such sale and, if such sale includes the sale of stock, each of such parties has agreed to sell all of such stockholder's Common Stock, Class B Common Stock and Preferred Stock on the terms and conditions approved by holders of a majority of the Common Stock and Class B Common Stock then outstanding (voting together). In the event the Registrant proposes to issue and sell (other than in a public offering pursuant to a registration statement) any shares of Common Stock or Class B Common Stock or any securities containing options or rights to acquire any shares of Common Stock or Class B Common Stock or any securities convertible into Common Stock or Class B Common Stock to Sterling or its corporate affiliates, the Registrant must first offer to the parties thereto a pro rata portion of such shares. Such preemptive rights will not be applicable to the issuance of shares of Common Stock or Class B Common Stock upon the conversion of shares of one class of common stock into shares of the other class.

                 THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF
            OPTIONS GRANTED UNDER THE PLAN WILL GENERALLY CONSTITUTE NEWLY ISSUED SECURITIES FOR WHICH THERE IS CURRENTLY NO ACTIVE TRADING MARKET. IF SUCH SHARES ARE TRADED AFTER THEIR INITIAL ISSUANCE, THEY MAY TRADE AT A DISCOUNT FROM THE EXERCISE PRICE UNDER SUCH OPTIONS, DEPENDING UPON THE MARKET FOR SIMILAR SECURITIES AND OTHER FACTORS, INCLUDING GENERAL ECONOMIC AND INDUSTRY CONDITIONS AND THE FINANCIAL CONDITION OF, PERFORMANCE OF AND PROSPECTS FOR THE REGISTRANT AND ITS SUBSIDIARIES. THE REGISTRANT DOES NOT PRESENTLY INTEND TO LIST THE COMMON STOCK FOR TRADING ON ANY SECURITIES EXCHANGE OR TO SEEK APPROVAL FOR QUOTATION OF THE COMMON STOCK THROUGH


            ANY AUTOMATED QUOTATION SYSTEM. THERE CAN BE NO ASSURANCE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE COMMON STOCK. IF A TRADING MARKET DOES NOT DEVELOP OR IS NOT MAINTAINED, HOLDERS OF COMMON STOCK MAY EXPERIENCE DIFFICULTY IN RESELLING SUCH SHARES OR MAY BE UNABLE TO SELL THEM AT ALL.

                 Affiliates of the Registrant may not reoffer or resell
            Common Stock acquired pursuant to the exercise of options under the Plan except: (1) pursuant to an effective registration statement covering such resale or reoffer, (2) in a transaction which meets all the requirements of Rule 144 of the Commission except paragraph (d) thereof, or (3) pursuant to any other applicable exemption from registration. An affiliate is a person who directly or indirectly controls, is controlled by, or under common control with the Registrant. Optionees are advised to consult with counsel before effecting reoffers or resales of Common Stock acquired pursuant to the exercise of options under the Plan.

                 Management is not aware of any arrangement which could at
            a subsequent date result in a change in control of the Registrant.

            Item 5.  Interests of Named Experts and Counsel

                 Not applicable.

            Item 6.  Indemnification

                 Section 145 of the Delaware General Corporation Law
            provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

                 In addition, Section 145 provides that a corporation may
            indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of



            another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

                 Section 145 further provides that nothing in the above-
            described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

                 The Bylaws of the Registrant provide for the
            indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that such person is or was a director or officer of the Registrant or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of the Registrant or a constituent corporation absorbed in a consolidation or merger, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director or officer of the Registrant serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of the Registrant or other enterprise, against expenses (including attorneys' fees), liability and loss actually and reasonably incurred or suffered by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of the Registrant, except to the extent that such indemnification is prohibited by applicable law. The Bylaws of the Registrant also provide that such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled as a matter of law or under any by-law, agreement, vote of stockholders or otherwise.

                 Section 102(b)(7) of the Delaware General Corporation Law
            provides that a corporation may in its certificate of incorporation eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: for any breach of the director's duty of loyalty to the corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; under Section 174 of the Delaware General Corporation Law (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation's capital stock); or for any transaction from which the director derived an improper


            personal benefit. The Certificate of Incorporation of the Registrant contains a provision so limiting the personal liability of directors of the Registrant.

            Item 7.  Exemption from Registration Claimed.

                 Not applicable.

            Item 8.  Exhibits

                 The Exhibit Index immediately preceding the exhibits is
            incorporated herein by reference.

            Item 9.  Undertakings

                 1.  The Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales
            are being made, a post-effective amendment to this Registration Statement:

                      (i) To include any prospectus required by Section
               10(a)(3) of the Securities Act;

                      (ii) To reflect in the prospectus any facts or
               events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                      (iii) To include any material information with
               respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                 Provided, however, that paragraphs (1)(i) and (1)(ii) do
               not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                 (2) That, for the purpose of determining any liability
            under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-
            effective amendment any of the securities being registered which remain unsold at the termination of the offering.


                 2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
























                                      SIGNATURES

                 Pursuant to the requirements of the Securities Act of
            1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Portland, State of Maine, on the 9th day of September, 1997.


                                          FSC SEMICONDUCTOR CORPORATION


                                          By:  /s/ Kirk P. Pond
                                               Kirk P. Pond
                                               President and Chief
                                               Executive Officer











































                                    POWER OF ATTORNEY

               We, the undersigned officers and directors of FSC SEMICONDUCTOR CORPORATION, hereby severally constitute Kirk P. Pond and Daniel E. Boxer, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable FSC SEMICONDUCTOR CORPORATION to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Signature                     Title                             Date


/s/ Kirk P. Pond              President, Chief Executive    September 4, 1997
Kirk P. Pond                  Officer and Director


/s/ Joseph R. Martin          Executive Vice President,     September 4, 1997
Joseph R. Martin              Chief Financial Officer
                              and Director


                              Director
Richard M. Cashin, Jr.


/s/ Brian L. Halla            Director                      September 4, 1997
Brian L. Halla


/s/ William N. Stout          Director                      September 2, 1997
William N. Stout


/s/ Paul C. Schorr, IV        Director                      August 29, 1997
Paul C. Schorr, IV



                                Exhibit Index



          Exhibit
          Number                        Description


          4.1(1)         Certificate of Incorporation of the Registrant

          4.2(1)         Bylaws of the Registrant

          5.1            Opinion of Pierce Atwood

          23.1           Consent of Pierce Atwood (included in Exhibit 5.1)

          23.2           Consent of KPMG Peat Marwick L.L.P.

          24.1           Power of Attorney (see page II - 9 of this
                         Registration Statement)



          (1) Incorporated herein by reference from the Registrant's Registration Statement on Form S-4 (File No. 333-26897).



























